                                 AMENDED AND RESTATED


                                   CREDIT AGREEMENT

                                       between

                               IWL COMMUNICATIONS, INC.

                                         and

                                BANK ONE, TEXAS, N.A.




                                   August 28, 1997

                                  TABLE OF CONTENTS

ARTICLE I

     TERMS DEFINED . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     SECTION 1.1.   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . .  1
     SECTION 1.2.   ACCOUNTING TERMS AND DETERMINATIONS. . . . . . . . . . . 13
     SECTION 1.3.   GENDER AND NUMBER. . . . . . . . . . . . . . . . . . . . 13
     SECTION 1.4.   REFERENCES TO CREDIT AGREEMENT . . . . . . . . . . . . . 13

ARTICLE II

     COMMITMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     SECTION 2.1.   COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . 14
     SECTION 2.2.   METHOD OF BORROWING. . . . . . . . . . . . . . . . . . . 14
     SECTION 2.3.   INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . 15
     SECTION 2.3.   REVOLVING NOTE; TERM NOTE. . . . . . . . . . . . . . . . 16
     SECTION 2.4.   TERMINATION OF TOTAL REVOLVING COMMITMENT. . . . . . . . 16
     SECTION 2.5.   INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . 17
     SECTION 2.6.   USAGE FEE. . . . . . . . . . . . . . . . . . . . . . . . 17


ARTICLE III

     GENERAL PROVISIONS RELATED TO LOAN PAYMENTS; FEES . . . . . . . . . . . 17
     SECTION 3.1.   GENERAL PROVISIONS AS TO PAYMENTS. . . . . . . . . . . . 17
     SECTION 3.2.   OVERDUE PRINCIPAL AND INTEREST . . . . . . . . . . . . . 18
     SECTION 3.3.   MAXIMUM LAWFUL RATE. . . . . . . . . . . . . . . . . . . 18
     SECTION 3.4.   INCREASED COSTS AND LEGAL RESTRICTIONS APPLICABLE
                     TO TOTAL REVOLVING COMMITMENT . . . . . . . . . . . . . 18

ARTICLE IV

     COLLATERAL FOR THE TOTAL REVOLVING COMMITMENTAND THE TERM LOAN. . . . . 20
     SECTION 4.1.   SECURITY . . . . . . . . . . . . . . . . . . . . . . . . 20
     SECTION 4.2.   DOCUMENTATION. . . . . . . . . . . . . . . . . . . . . . 20
     SECTION 4.3.   SECURITY AGREEMENT AS SECURITY FOR THE TERM LOAN . . . . 20

ARTICLE V

     CONDITIONS PRECEDENT TO ADVANCES. . . . . . . . . . . . . . . . . . . . 20
     SECTION 5.1.   ALL ADVANCES . . . . . . . . . . . . . . . . . . . . . . 21
     SECTION 5.2.   CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE VI

     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.1.   USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.2.   CORPORATE EXISTENCE AND POWER. . . . . . . . . . . . . . 22
     SECTION 6.3.   CORPORATE AND GOVERNMENTAL AUTHORIZATION;
                     CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.4.   BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . 22
     SECTION 6.5.   FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . 22
     SECTION 6.6.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . 23
     SECTION 6.7.   TAXES AND FILING OF TAX RETURNS. . . . . . . . . . . . . 23
     SECTION 6.8.   BUSINESS; COMPLIANCE . . . . . . . . . . . . . . . . . . 23
     SECTION 6.9.   LICENSES, PERMITS, ETC . . . . . . . . . . . . . . . . . 23
     SECTION 6.10.  COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . 23
     SECTION 6.11.  FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . 23
     SECTION 6.12.  FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . 23
     SECTION 6.13.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . 24
     SECTION 6.14.  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 6.15.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE VII

     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 7.1.   INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 25
     SECTION 7.2.   FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . 25
     SECTION 7.3.   CONSOLIDATIONS, MERGERS, SALES OF ASSETS,
                     AND MAINTENANCE . . . . . . . . . . . . . . . . . . . . 26
     SECTION 7.4.   USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . 26
     SECTION 7.5.   RIGHT OF INSPECTION; RIGHT OF AUDIT. . . . . . . . . . . 26
     SECTION 7.6.   LIMITATION ON DEBT . . . . . . . . . . . . . . . . . . . 26
     SECTION 7.7.   LIMITATION ON SALE OF PROPERTIES . . . . . . . . . . . . 27
     SECTION 7.8.   LIMITATIONS ON LIENS . . . . . . . . . . . . . . . . . . 27
     SECTION 7.9.   MAINTENANCE OF INSURANCE . . . . . . . . . . . . . . . . 27
     SECTION 7.10.  PAYMENT OF TAXES AND CLAIMS. . . . . . . . . . . . . . . 27
     SECTION 7.11.  COMPLIANCE WITH LAWS AND DOCUMENTS . . . . . . . . . . . 27
     SECTION 7.12.  ENVIRONMENTAL LAW COMPLIANCE AND INDEMNITY . . . . . . . 27
     SECTION 7.13.  ADDITIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . 28
     SECTION 7.14.  QUANTITY OF DOCUMENTS. . . . . . . . . . . . . . . . . . 29
     SECTION 7.15.  INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 7.16.  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . 29
     SECTION 7.17.  FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 7.18.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 7.19.  CHANGES IN MANAGEMENT. . . . . . . . . . . . . . . . . . 30
     SECTION 7.20.  REPURCHASE OF STOCK. . . . . . . . . . . . . . . . . . . 30
     SECTION 7.21.  ADDITIONAL SUBSIDIARIES. . . . . . . . . . . . . . . . . 30

ARTICLE VIII

     DEFAULTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . 30
     SECTION 8.1.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . 30

ARTICLE IX

     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 9.1.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 9.2.   NO WAIVERS . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 9.3.   EXPENSES; INDEMNIFICATION. . . . . . . . . . . . . . . . 32
     SECTION 9.4.   RIGHT OF SET-OFF . . . . . . . . . . . . . . . . . . . . 33
     SECTION 9.5.   AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . 33
     SECTION 9.6.   SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . 33
     SECTION 9.7.   LIMITATION ON INTEREST . . . . . . . . . . . . . . . . . 34
     SECTION 9.8.   INVALID PROVISIONS . . . . . . . . . . . . . . . . . . . 34
     SECTION 9.9.   CONFLICT OF TERMS. . . . . . . . . . . . . . . . . . . . 34
     SECTION 9.10.  REVOLVING LOAN . . . . . . . . . . . . . . . . . . . . . 34
     SECTION 9.11.  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . 34
     SECTION 9.12.  TEXAS LAW. . . . . . . . . . . . . . . . . . . . . . . . 35
     SECTION 9.13.  COUNTERPARTS; EFFECTIVENESS. . . . . . . . . . . . . . . 35
     SECTION 9.14.  NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . 35
     SECTION 9.15.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . 35
     SECTION 9.16.  AMENDMENT AND RESTATEMENT. . . . . . . . . . . . . . . . 35

                                SCHEDULES AND EXHIBITS

    SCHEDULE I   - Debt of Borrower
    SCHEDULE II  - Liens of Borrower
    SCHEDULE III - Subsidiaries of Borrower

    EXHIBIT A - Form of Request for Advance
    EXHIBIT B - Form of Borrowing Base Certificate
    EXHIBIT C - Form of Compliance Certificate

                             AMENDED AND RESTATED
                               CREDIT AGREEMENT

    THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "CREDIT AGREEMENT") is entered into as of the 28th day of August, 1997, between IWL COMMUNICATIONS, INC., a Texas corporation ("BORROWER"), and BANK ONE, TEXAS, N.A., a national banking association ("LENDER").

                             W I T N E S S E T H:

    WHEREAS, Borrower and Lender entered into that certain Revolving Credit Agreement (the "EXISTING CREDIT AGREEMENT") dated as of August 1, 1997, whereby Lender made a revolving loan to Borrower in an amount not to exceed $5,000,000.00 to be used by Borrower for working capital purposes and for other general corporate purposes; and

    WHEREAS, Borrower has requested that Lender make a term loan to Borrower in the amount of $1,055,000.00 (the "TERM LOAN"), the proceeds of which are to be used for the finance or refinance of the acquisition cost of certain specified equipment; and

    WHEREAS, Lender has agreed to amend the Existing Credit Agreement to accommodate Borrower's request on the terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Existing Credit Agreement in its entirety as follows:

                                  ARTICLE I

                                TERMS DEFINED

    SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

    "Account" means any and all "Accounts" as that term is defined in the Security Agreement.

    "Accounts Receivable Report" has the meaning set forth in SECTION 6.1(d).

    "Adjusted LIBOR Rate" shall mean on the applicable Effective Date, with respect to a LIBOR Rate Portion, a rate per annum equal to the SUM OF (a) the quotient of (i) the LIBOR Rate on the applicable Effective Date, divided by
(ii) the remainder of 1.00 minus the LIBOR Reserve Requirement, if any, on the applicable Effective Date, plus (b) the FDIC Percentage in effect on the

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 1
applicable Effective Date, together with any additional impositions, assessments, fees or surcharges that may be imposed on Lender (expressed as a percentage), to the extent such impositions, assessments, fees or surcharges are not reflected in the FDIC Percentage or the LIBOR Reserve Requirement and are generally imposed on banks with capitalization and supervisory risk factors comparable to Lender, plus (c) the LIBOR Margin.

    "Advance" means (i) the advance under the Term Note on the Closing Date, and (ii) each advance made by Lender under the Total Revolving Commitment and evidenced by a Request for Advance submitted by Borrower to Lender pursuant to the terms and conditions of this Credit Agreement.

    "Affiliate" of any corporation shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation and, without limiting the generality of the foregoing, shall include any Person which beneficially owns or holds five percent (5%) or more of any class or series of voting securities of such corporation (or in case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by such corporation. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "AGF Credit Agreement" means that certain Credit Agreement, dated August 1, 1997, by and between Borrower and Lender, pursuant to which Lender agreed, subject to the terms and conditions therein contained, to make available to Borrower an advised guidance facility.

    "AGF Note" means any promissory note executed by Borrower pursuant to the AGF Credit Agreement.

    "Applicable Base Rate" means (a) with respect to the Revolving Note (i) prior to the Interest Reduction Date, the Base Rate, and (ii) after the Interest Reduction Date, the Base Rate, minus one-half of one percent (.50%), and (b) with respect to the Term Note, the Base Rate.

    "Applicable Environmental Law and Laws" has the meaning set forth in
SECTION 6.13.

    "Applicable Rate" has the meaning set forth in SECTION 2.3.

    "Assets" means all of the assets of any Person, real or personal, which are included on a balance sheet of such Person prepared in accordance with GAAP.

    "Authorized Officer" means, as to any Person that is a corporation, any of its Chairman, Vice-Chairman, President, Vice President(s), Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Treasurer, or as to any other Person, if such Person is a partnership, the partnership's general partner or other Person authorized by appropriate action to execute the Loan

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 2

Documents or any other documents or certificates to be executed by such Person hereunder or in connection with any Advance.

    "Base Rate" means the base interest rate as announced or published by Lender from time to time, and may not be the lowest interest rate charged by Lender.

    "Base Rate Advance" shall mean an Advance or any portion of an Advance which bears interest computed with reference to the Applicable Base Rate.

    "Base Rate Portion" shall mean that portion or portions of the Total Revolving Commitment or the Term Loan, as applicable, which bears interest computed with reference to the Applicable Base Rate.

    "Borrower" has the meaning set forth in the first paragraph of this Credit Agreement.

    "Borrowing Base" means an amount equal to the sum of (a) eighty percent (80%) of the combined book value of Borrower's Eligible Accounts as shown in the monthly Borrowing Base Certificate, plus (b) the lesser of (i) fifty percent (50%) of the combined book value of Borrower's Eligible Inventory as shown in the monthly Borrowing Base Certificate, or (ii) $1,000,000.

    "Borrowing Base Certificate" means a certificate, in the form attached hereto as EXHIBIT B, completed in all appropriate respects and executed by an Authorized Borrowing Officer.

    "Business Day" means any day except a Saturday, Sunday or other day on which national banks in Dallas, Texas are authorized by law to close.

    "Cash Equivalents" means (a) cash and obligations issued or guaranteed by the United States of America, (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, (c) certificates of deposit issued, or banker's acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, (d) repurchase agreements with any such commercial bank, or with broker-dealers or other institutions, that are secured by obligations issued or guaranteed by the United States of America or an agency or instrumentality thereof, (e) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through
(d) above, and (f) commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation on the date of acquisition.

    "Closing Date" means the date of this Credit Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 3

    "Compliance Certificate" means a certificate, in the form attached hereto as EXHIBIT C, completed in all appropriate respects and executed by an Authorized Borrowing Officer.

    "Consequential Loss" has the meaning set forth in SECTION 3.5.

    "Credit Agreement" means this Credit Agreement, which amends and restates in its entirety the Existing Credit Agreement, as the same may be amended or restated from time to time.

    "Credit Period" means the period commencing on the date of the Existing Credit Agreement and ending on the Termination Date.

    "Current Maturities" means, with respect to any Person, on any date of calculation, the current liabilities of such Person attributable to its long term indebtedness, determined in accordance with GAAP.

    "Current Ratio" means, for any date of determination, the ratio of (a) Borrower's current assets as shown on the balance sheet of Borrower prepared in accordance with GAAP, to (b) Borrower's current liabilities as shown on the balance sheet of Borrower prepared in accordance with GAAP.

    "Debt" means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations) of such Person on which interest charges are customarily paid or accrued, (d) all contingent liabilities of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, and (f) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (e) preceding.

    "Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws, domestic or foreign, including but not limited to those in Title 11 of the United States Code, affecting the rights or remedies of creditors generally, as in effect from time to time.

    "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "Default Rate" has the meaning set forth in SECTION 3.2.

    "Distribution" by any Person, means (a) with respect to any stock issued by such Person or any partnership or joint venture interest of such person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (b) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (c) any other payment or distribution of assets of a similar nature or in respect of an equity investment.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 4

    "EBITDA" means, for any period, determined in accordance with GAAP for Borrower, the sum of net income before taxes, plus depreciation, plus amortization, plus interest expense, plus any other non-cash expenses, each as deducted in determining such net income before taxes.

    "Effective Date" has the meaning set forth in SECTION 2.3.

    "Eligible Accounts" means, at the time of any determination thereof, each Account as to which the following requirements have been fulfilled to the satisfaction of Lender:

         (a)  Borrower has lawful and absolute title to such Account;

         (b) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account (the "ACCOUNT DEBTOR") for goods or services previously delivered or rendered to such Person by Borrower;

         (c) There has been excluded from such Account any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such Account;

         (d) Borrower has the full and unqualified right to assign and grant a security interest in such Account to Lender as security for the Obligations;

         (e) Such Account is payable in dollars and is evidenced by an invoice rendered to the account debtor and such Account is not evidenced by any chattel paper, promissory note or other instrument;

         (f) Such Account is subject to a fully perfected first priority security interest in favor of Lender, pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person (including holders of a purchase money security interest);

         (g) Such Account is not subject to any lien in favor of any Person other than the lien of Lender pursuant to the Loan Documents;

         (h) Such Account arose from a transaction in the ordinary course of business of Borrower;

         (i)  Such Account has not been due and payable for more than ninety
    (90) days from the invoice date;

         (j) No account debtor in respect of such Account is (i) primarily conducting business in any jurisdiction located outside the United States of America, (ii) any foreign government, (iii) an Affiliate of Borrower,
    (iv) the subject of a proceeding under any Debtor Relief Laws, or (v) the United States of America or any state;

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 5

         (k) No account debtor in respect of such Account is an account debtor on other Accounts of Borrower and either (i) more than ten percent (10%) of all such other Accounts have been due and payable for more than ninety (90) days, or (ii) after including such Account as an Eligible Account, the aggregate of account debtor's Accounts is more than twenty-five percent (25%) of all Eligible Accounts; and

         (l) Lender has not determined in good faith that there is a legitimate concern with respect to the timing or collection of such Account.

    "Eligible Inventory" means, at the time of any determination thereof, each item of raw material or finished goods inventory as to which the following requirements have been fulfilled to the satisfaction of Lender:

         (a)  Borrower has lawful and absolute title to such item of inventory;

         (b) Borrower has the full and unqualified right to assign and grant a security interest in such item of inventory to Lender as security for the Obligations;

         (c) Such item of inventory is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Loan Documents, prior to the rights of, and enforceable as against, any other Person (including holders of a purchase money security interest); and

         (d) Such item of inventory is not subject to any lien in favor of any Person other than the lien of Lender pursuant to the Loan Documents.

    The following items shall be excluded from Eligible Inventory:

         (e) Work in process inventory or any overhead that might be allocable to work in process inventory;

         (f) Any inventory in the possession of a bailee, warehouseman, consignee or similar third party;

         (g) Any inventory that is damaged, defective, unmerchantable, outdated or obsolete;

         (h) Any inventory subject to a title vesting clause under a contract with the United States of America or any department or agency thereof;

         (i) Any inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot-goods" provisions contained in Title 25 U.S.C. 215(a)(i);

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 6

         (j) Any merchandise sold which has been returned by the customer for whatever reason and is not immediately saleable for a price approximately equal to or greater than the original sales price of such merchandise;

         (k) Any inventory not located in a jurisdiction in which Bank has filed an appropriate financing statement;

         (l)  Any inventory that is in transit for any reason; and

         (m)  Any inventory reasonably rejected by Lender as unsuitable.

    "Employee Plan" means at any time an employee benefit plan as defined in
Section 3(3) of ERISA that is now or was previously maintained, sponsored or contributed to by Borrower.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all regulations issued pursuant thereto.

    "Event of Default" has the meaning set forth in SECTION 8.1.

    "Existing Credit Agreement" has the meaning set forth in the Recitals on Page 1 hereof.

    "Existing Equipment" means the equipment described on Schedule I attached hereto and incorporated herein by this reference.

    "FDIC Percentage" shall mean, on any day, the net assessment rate (expressed as a percentage rounded to the next highest 1/100 of 1%), if any, which is in effect on such day (under the regulations of the Federal Deposit Insurance Corporation or any successor) for determining the assessments paid by Lender to the Federal Deposit Insurance Corporation (or any successor) for insuring Eurocurrency deposits made in dollars at Lender's principal offices. Each determination of said percentage made by Lender shall, in the absence of manifest error, be binding and conclusive.

    "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender on such day on such transactions from three Federal funds brokers of recognized standing.

    "Fixed Charge Ratio" means, for any date of determination, the ratio of
(a) EBITDA for the immediately preceding four (4) calendar quarters, to (b) the sum of (i) Current Maturities, plus (ii) Interest Expense, plus (iii) Lease Expense, each for the immediately preceding four (4) calendar quarters.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 7

    "GAAP" means generally accepted accounting principles consistently applied as in effect at the time of application of the provisions hereof.

    "Governmental Authority" means any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guarantor" means each of Spacelink I, Spacelink II, IWL Ltd, and any other Person executing a Guaranty of the Obligations in favor of the Lender.

    "Guaranty" means a continuing guaranty of payment of the Obligations (subject to any limitations, reductions in liability, or termination thereof therein contained), executed by each Guarantor in favor of Lender, as it may from time to time be renewed, extended, amended or restated.

    "Intangible Assets" means those assets of Borrower which are (a) deferred assets, other than prepaid insurance and prepaid taxes, (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on the balance sheet of Borrower, prepared in accordance with GAAP, and (c) unamortized debt discount and expense (excluding any genuine commitment or other loan fees paid by Borrower to obtain secured financing) .

    "Interest Adjustment Date" shall mean the earlier of either the last day of an Interest Period or the Termination Date.

    "Interest Expense" means, for any period, the interest expense which is required to be shown as such on the financial statements of Borrower, prepared in accordance with GAAP.

    "Interest Period" shall mean, with respect to a LIBOR Rate Portion of either the Revolving Note or the Term Note, as applicable, a period selected by Borrower of 30, 60 or 90 days, commencing on the Effective Date of any such LIBOR Rate Portion; provided that any Interest Period ending on a date later than the maturity date for the Note under which the applicable LIBOR Rate Portion was made shall be deemed to end on such maturity date.

    "Interest Reduction Date" means the date on which Borrower delivers to Lender Borrower's audited financial statements for Borrower's 1997 fiscal year; provided, that, (a) no Event of Default has occurred and is continuing, and (b) Lender, in its sole discretion, approves a reduction in the interest rate hereunder due to, among other reasons, a risk reduction of the Total Revolving Commitment.

    "Inventory Report" has the meaning set forth in SECTION 6.1(D).

    "IWL Ltd" means IWL Communications Ltd., a Subsidiary of Borrower.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 8

    "Lease Expense" means, for any period, the lease expense under all Operating Leases for Borrower.

    "Lender" has the meaning set forth in the first paragraph of this Credit Agreement.

    "LIBOR Margin" means (a) with respect to the Revolving Note, (i) prior to the Interest Reduction Date, 2.40%, and (ii) on and after the Interest Reduction Date, 2.00%, and (b) with respect to the Term Note, 2.40%.

    "LIBOR Rate" shall mean, with respect to a LIBOR Rate Portion for the Interest Period applicable thereto, the rate of interest determined by Lender at which deposits in dollars for the relevant Interest Period and comparable in amount to the LIBOR Rate Portion in question are offered based on information presented on the Telerate Screen as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; PROVIDED, that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; PROVIDED, FURTHER, that if Telerate ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Lender at which deposits in U.S. dollars are offered for the relevant Interest Period by Lender (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 A.M. (London time) on the applicable Effective Date.

    "LIBOR Rate Advance" shall mean an Advance or any portion of an Advance which bears interest computed with reference to the Adjusted LIBOR Rate.

    "LIBOR Rate Portion" shall mean that portion or portions of the Total Revolving Commitment or the Term Note, as applicable, which bears interest computed with reference to the Adjusted LIBOR Rate.

    "LIBOR Reserve Requirement" shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, if any, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender (including, without limitation, basic supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or, if reserves for Eurocurrency liabilities are not separately stated in such regulations, the other applicable category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Portion is determined). Each determination by Lender of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Credit Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 9

    "Loan Documents" means (a) this Credit Agreement, (b) the Revolving Note,
(c) the Term Note, (d) the Security Documents, (e) each Guaranty, (f) all other certificates, documents or instruments delivered in connection with this Credit Agreement, the Revolving Note, the Term Note, or the Security Documents, as such may hereafter be renewed, amended, restated or supplemented from time to time, and (g) any and all future renewals, amendments, restatements or supplements to, all or any part of the foregoing.

    "Margin Regulations" mean Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Margin Stock" means "margin stock" as defined in Regulation U of the
Margin Regulations.      "Material Adverse Effect" means with respect to a
Person (including, without limitation, Borrower), an effect on the business, financial condition, operations or assets of such Person, which does or could materially and adversely affect Borrower's ability to pay and perform the Obligations.

    "Maximum Lawful Rate" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Advances owed to Lender at such time to exceed the maximum amount which Lender would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Documents. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or, if permitted by applicable law and effective upon the giving of the notices required by such Article 1.04 (or effective upon any other date otherwise specified by applicable law), the "quarterly ceiling" or "annualized ceiling" from time to time in effect under such Article 1.04, whichever Lender shall elect to substitute for the "indicated rate ceiling," and VICE VERSA, each such substitution to have the effect provided in such Article 1.04, and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with subsection (h)(1) of such
Article 1.04.

    "Minimum Notice Requirement" has the meaning set forth in SECTION 2.3.

    "Note" means each of (i) the Revolving Note and (ii) the Term Note.

    "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower, to Lender arising pursuant to the Loan Documents, and all interest accrued thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 10

    "Operating Lease" means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13 dated November, 1976, or otherwise in accordance with GAAP.

    "PBGC" means the Pension Benefit Guaranty Corporation, or its successors.

    "Pension Plan" means any Employee Plan that is now or was previously covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

    "Permitted Disposition" means any sale of stock of Borrower in connection with (a) an initial public offering, and (b) any stock option plan approved by Borrower's board of directors in accordance with sound business judgment and so long as any such plan does not require any fundings or stock purchases by Borrower.

    "Permitted Liens" means:

    (a)  Liens and encumbrances in favor of Lender;

    (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

    (c) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

    (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

    (e) encumbrances consisting of easements, rights of way, zoning restrictions or other similar restrictions on the use of real property, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

    (f) Liens on furniture, fixtures and equipment for purchase money financing (including loans and leases) hereafter existing.

    "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "Regulatory Change" means the adoption after the date hereof of any applicable law, rule or regulation, or any

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 11
change after the date hereof in any applicable law, rule or regulation, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the administration thereof.

    "Reporting Date" means each March 31, June 30, September 30 and December 31, during the Credit Period.

    "Request for Advance" has the meaning set forth in SECTION 2.2.

    "Revolving Note" means that certain promissory note, dated as of August 1, 1997, executed by Borrower in favor of Lender evidencing the Total Revolving Commitment and the Advances.

    "RCRA" has the meaning set forth in SECTION 6.13.

    "SARA" has the meaning set forth in SECTION 6.13.

    "Security Agreement" means that certain Security Agreement, dated as of August 1, 1997, by and between Borrower and Lender, pursuant to which Borrower has granted a fist lien security interest to Lender in all of its equipment, machinery, accounts receivable, inventory and other assets now or hereafter owned by Borrower as security for payment of the Obligations.

    "Security Documents" means (i) the Security Agreement, (ii) all other documents or instruments granting a Lien in favor of Lender as collateral for the Advances, (iii) all financing statements related thereto, and all modifications, renewals or extensions thereof, and (iv) any documents executed in modification, renewal, extension or replacement of any of the foregoing.

    "Spacelink I" means Spacelink Systems, Inc., a Subsidiary of Borrower.

    "Spacelink II" means Spacelink Systems FSC, Inc., a Subsidiary of
Borrower.

    "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by Borrower and any Subsidiaries of Borrower. The term Subsidiaries shall include, without limitation, all entities set forth in
SCHEDULE III attached hereto, and Subsidiaries of Subsidiaries (and so on).

    "Tangible Net Worth" means, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings) which would appear on a balance sheet of Borrower prepared as of such date in accordance with GAAP LESS the aggregate book value of Intangible Assets shown on such balance sheet.

    "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges of any nature whatsoever, from time to time or at any time imposed by law

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 12
or any federal, state or local governmental agency, other than Taxes imposed upon Lender with respect to any of its franchises, businesses, income or profits.

    "Telerate Screen" means the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

    "Term Loan" has the meaning set forth in the Recitals on Page 1 hereof.

    "Term Loan Maturity Date" means September 1, 2001.

    "Term Note" means that certain Promissory Note dated of even date herewith in the original principal amount of the Term Loan executed by Borrower and payable to the order of Lender, which Term Note evidences the Term Loan.

    "Termination Date" means October 31, 1998.

    "Total Revolving Commitment" has the meaning set forth in SECTION 2.1.

    "Usage Fee" has the meaning set forth in SECTION 2.6.

    SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis with Borrower's Subsidiaries in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of Borrower.

    SECTION 1.3. GENDER AND NUMBER. Words of any gender used in this Credit Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

    SECTION 1.4. REFERENCES TO CREDIT AGREEMENT. Use of the words "herein", "hereof", "hereinabove", and the like are and shall be construed as references to the Existing Credit Agreement, as amended and restated hereby. All references in this Credit Agreement to Schedules, Exhibits, Articles, Section, subsections, paragraphs and subparagraphs refer to the respective subdivisions of the Existing Credit Agreement, as amended and restated hereby, unless such reference specifically identifies another document.

                                 ARTICLE II

                                 COMMITMENT

    SECTION 2.1.   COMMITMENT.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 13

    (a) TOTAL REVOLVING COMMITMENT. During the Credit Period, Lender agrees, subject to ARTICLE V and the other terms and conditions set forth in this Credit Agreement, to make Advances to Borrower from time to time for working capital and other general corporate purposes in an aggregate amount not to exceed the lesser of (i) $5,000,000.00 in the aggregate at any one time outstanding (the "TOTAL REVOLVING COMMITMENT") or (ii) the Borrowing Base. Each Advance under the Total Revolving Commitment shall be in the principal amount of not less than $100,000.00, with respect to Base Rate Advances, and $500,000, with respect to LIBOR Rate Advances. Subject to the foregoing limitations, Borrower may borrow under this SECTION 2.1(a), repay or prepay the Revolving Note and reborrow under this SECTION 2.1(a) at any time during the Credit Period.

    (b) TERM LOAN. Lender agrees, subject to ARTICLE V and the other terms and conditions set forth in this Credit Agreement, to make the Term Loan to Borrower in one Advance on the Closing Date. The proceeds of the Term Loan shall be used to refinance or finance the acquisition cost of the Existing Equipment and for no other purpose. Borrower understands and agrees that as a condition to making the Advance of the Term Loan, Lender shall be entitled to receive all invoices, purchase orders, bills of sale or other evidence satisfactory to Lender of the purchase of the Existing Equipment for the purchase price set forth in Schedule I attached hereto.

    SECTION 2.2.   METHOD OF BORROWING.

    Borrower shall be entitled to obtain Advances under the Total Revolving Commitment from Lender pursuant to SECTION 2.1 in the following manner:

         (a)  BASE RATE ADVANCES.   In the case of any Advance which shall
initially bear interest with respect to the Applicable Base Rate, Borrower, through an Authorized Officer, shall give Lender on the date of any such proposed Advance, a Request for Advance specifying its desire to borrow such Advance hereunder. Notice shall be given to Lender prior to 1:00 p.m., Dallas, Texas time. Such Request for Advance shall be accompanied by the documents required to be delivered pursuant to ARTICLE V.

         (b) LIBOR RATE ADVANCES. In the case of any Advance which shall initially bear interest with respect to the LIBOR Rate, Borrower, through an Authorized Officer, shall give Lender at least three (3) Business Days prior to the date of any such proposed Advance, a Request for Advance specifying its desire to borrow such Advance hereunder. Notice shall be given to Lender prior to 10:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Rate Advances shall in all cases be subject to availability and to SECTION 3.4 hereof. For LIBOR Rate Advances, the Request for Advance shall specify the requested funding date, which shall be a Business Day, the amount of the proposed Advance to be made by Lender, the Interest Period selected (provided that no such Interest Period shall extend past the Termination Date and shall be accompanied by the documents required to be delivered pursuant to ARTICLE
V. Such Advance shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000.00).

    SECTION 2.3.   INTEREST RATE.

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 14

         (a) Interest on the Advances shall accrue at a rate per annum equal to the lesser of (i) at Borrower's option, the Applicable Base Rate or the Adjusted LIBOR Rate (the "APPLICABLE RATE"), or (ii) the Maximum Lawful Rate. Without notice to Borrower or anyone else, the Applicable Base Rate and the Maximum Lawful Rate shall each automatically fluctuate upward and downward as and in the amount by which the Applicable Base Rate and Maximum Lawful Rate, respectively, fluctuate, subject always to limitations contained in this Credit Agreement.

         (b) Upon at least three (3) Business Days prior written notice to Lender ("MINIMUM NOTICE REQUIREMENT"), Borrower may through an Authorized Officer, on any Interest Adjustment Date (other than the Termination Date with respect to the Total Revolving Commitment and other than the Term Loan Maturity Date with respect to the Term Loan), convert amounts of any LIBOR Rate Portion into a Base Rate Portion with interest accruing thereon, with reference to the Base Rate Portion, as provided in SECTION 2.2 above.

         (c) Upon satisfaction by Borrower of the Minimum Notice Requirement, and subject to the conditions provided in this Credit Agreement or the Note, Borrower may through an Authorized Officer, on any date prior to
(i) the Termination Date with respect to the Total Revolving Commitment and
(ii) the Term Loan Maturity Date with respect to the Term Loan, convert amounts of not less than Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate on the same date of any Base Rate Portion into a LIBOR Rate Portion with interest accruing thereon with reference to the Adjusted LIBOR Rate as provided in SECTION 2.2 above, for the Interest Period selected in such notice.

         (d) To the extent Borrower has not made an effective election under and in accordance with SUBPARAGRAPHS (A) OR (B) above (including, without limitation, at the expiration of an Interest Period), the Applicable Rate shall be the rate specified pursuant to the provisions contained herein for a Base Rate Portion. If Borrower has failed to make such election at the end of an Interest Period, Lender shall be deemed to have made a Base Rate Portion in the amount, and in replacement, of the LIBOR Rate Portion then maturing.

         Each notice of a LIBOR Rate election by Borrower must be given by an Authorized Officer, must satisfy the Minimum Notice Requirement and shall include the following: (i) Borrower's election of the Adjusted LIBOR Rate;
(ii) Borrower's choice of an Interest Period during which the Adjusted LIBOR Rate will apply; (iii) Borrower's election of the effective date (the "EFFECTIVE DATE") on which the LIBOR Rate Portion shall begin; (iv) the amount of outstanding loan principal, which for any LIBOR Rate Portion shall not be less than Five Hundred Thousand and No/100 Dollars ($500,000.00), to which the Adjusted LIBOR Rate shall apply; and (v) whether such election shall be with respect to the Total Revolving Commitment or the Term Loan. Borrower shall give notice of such election to Lender.

    Borrower's election to convert to a LIBOR Rate Portion is subject to the following conditions: (1) the Interest Period shall be limited to a period commencing on the Effective Date and ending on a date 30, 60 or 90 days later elected by Borrower in its notice to Lender; (2) Borrower's written notice of an election shall be received by Lender in time to satisfy the Minimum Notice Requirement; (3) the last day of the Interest Period will not be subsequent in time

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 15
to (a) the Termination Date with respect to the Total Revolving Commitment and (b) the Term Loan Maturity Date with respect to the Term Loan; (4) in the case of a continuation of a LIBOR Rate Portion, the Interest Period applicable after such continuation shall commence on the last day of the preceding Interest Period; (5) no LIBOR Rate election shall be made if Lender notifies Borrower that it has determined by reason of circumstances affecting the interbank Eurodollar market that either adequate or reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Interest Period, or it becomes impracticable for Lender to obtain funds by purchasing U.S. dollars in the interbank Eurodollar market, or if Lender determines that the Adjusted LIBOR Rate will not adequately or fairly reflect the costs to Lender of maintaining the applicable LIBOR Rate Portion at such rate, or if as a result of any Regulatory Change, it shall become unlawful or impossible for Lender to maintain any such LIBOR Rate election; and (6) no LIBOR Rate election shall be made after the occurrence and during the continuance of an Event of Default.

    If, on or after the Effective Date, any Regulatory Change shall make it unlawful or impossible for Lender (or its Eurodollar lending office) to make, maintain or fund LIBOR Rate Portions or if Lender determines that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Rate Portions to maturity, Borrower shall immediately prepay in full the then outstanding principal amount of Lender's LIBOR Rate Portions, together with accrued interest thereon.

    Borrower shall indemnify Lender against any Consequential Loss which Lender may sustain or incur as a consequence of Borrower's failure to make a payment on the date such payment is due hereunder or the payment, prepayment or conversion of any LIBOR Rate Portion hereunder on a day other than an Interest Adjustment Date.

    Borrower shall also indemnify Lender against and reimburse Lender for increased costs to Lender, as a result of any Regulatory Change, in the maintaining of any LIBOR Rate Portions. All payments made pursuant to this paragraph shall be made free and clear, without reduction for, or account of, any present or future taxes or other levies of any nature, excluding income, franchises, business, and profits taxes.

    SECTION 2.3. REVOLVING NOTE; TERM NOTE. The Advances under the Total Revolving Commitment shall be evidenced by the Revolving Note; the Advance under the Term Loan shall be evidenced by the Term Note.

    SECTION 2.4. TERMINATION OF TOTAL REVOLVING COMMITMENT. The Total Revolving Commitment shall terminate on October 31, 1998, and, after such date, Lender shall have no obligation with respect to the Total Revolving Commitment under this ARTICLE II.

    SECTION 2.5.   INTEREST RATE.

    (a) TOTAL REVOLVING COMMITMENT. Interest shall accrue on the outstanding principal balance of the Revolving Note at a rate per annum equal to the lesser of (a) at Borrower's option, (i) the Applicable Base Rate in effect from day to day, or (ii) the Adjusted LIBOR Rate, or (b) the

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 16

Maximum Lawful Rate, each change in the Applicable Base Rate to be effective without notice to Borrower on the effective date of each such change, PROVIDED THAT in no event shall the rate charged hereunder or under the Revolving Note exceed the Maximum Lawful Rate. Interest on the Revolving Note shall be due and payable on or before the first (1st) day of each calendar month during the Credit Period, commencing with the first (1st) day of the month immediately following the initial Advance and continuing on the first
(1st) day of each successive month thereafter until maturity. Interest shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days.

    (b) TERM LOAN. Interest shall accrue on the outstanding principal balance of the Term Note at a rate per annum equal to the lesser of (a) at Borrower's option, (i) the Applicable Base Rate in effect from day to day, or
(ii) the Adjusted LIBOR Rate, or (b) the Maximum Lawful Rate, each change in the Applicable Base Rate to be effective without notice to Borrower on the effective date of each such change, PROVIDED THAT in no event shall the rate charged hereunder or under the Term Note exceed the Maximum Lawful Rate. Commencing on October 1, 1997 and continuing on the first (1st) day of each successive calendar month thereafter until the Term Note is paid in full, Borrower shall(i) pay Lender an accrued but unpaid interest owing under the Term Note and (ii) make payment of principal under the Term Note to Lender in the amount of Twenty-One Thousand Nine Hundred Seventy-Nine and 17/100 Dollars ($21,979.17). Borrower shall pay to Lender the entire outstanding principal balance of the Term Note, together with all accrued but unpaid interest thereon and all other amounts owing with respect thereto, on the
Term Loan Maturity Date   Interest shall be computed based on the number of
actual days elapsed assuming that each calendar year consisted of 360 days.

    SECTION 2.6. USAGE FEE. Borrower shall pay to Lender a usage fee at a rate per annum equal to the product of (a) three-eighths of one percent (.375%), multiplied by (b) the average daily unused portion of the Total Revolving Commitment. Such average daily unused portion shall be computed based on the number of actual days elapsed assuming each calendar year consisted of 360 days. Such Usage Fee shall be due and payable on each January 1, April 1, July 1 and October 1 of each year during the Credit Period and, upon maturity of the Revolving Note.

                                 ARTICLE III

              GENERAL PROVISIONS RELATED TO LOAN PAYMENTS; FEES

    SECTION 3.1. GENERAL PROVISIONS AS TO PAYMENTS. Borrower shall make each payment of principal of, and interest on, the Advances and all fees payable hereunder not later than 10:00 a.m. (Dallas, Texas time) on the date when due, in immediately available funds in Dallas, Texas, to Lender at its address referred to in SECTION 9.1. Upon payment by Borrower to Lender of any amounts due and owing pursuant to this Credit Agreement, Borrower shall be discharged from all obligations with respect to such payment. Whenever any payment of principal of, or interest on, the Advances or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Prior to the occurrence of an Event of Default, all payments made on the Advances shall be applied first to accrued but unpaid interest

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 17
and then to principal. After the occurrence of an Event of Default, all payments made on the Advances shall be applied in such manner as Lender shall determine in its sole discretion.

    SECTION 3.2. OVERDUE PRINCIPAL AND INTEREST. Any overdue principal of and, to the extent permitted by law, overdue interest on any Advance (after giving effect to all grace periods) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of the Maximum Lawful Rate or the sum of four percent (4%) plus the Base Rate (the "DEFAULT RATE").

    SECTION 3.3. MAXIMUM LAWFUL RATE. If at any time the Applicable Rate (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the affected Advance below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of the Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid on such Note.

    SECTION 3.4. INCREASED COSTS AND LEGAL RESTRICTIONS APPLICABLE TO TOTAL REVOLVING COMMITMENT. If, after the date hereof, any Regulatory Change shall occur which:

    (a) imposes, modifies or deems applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by Lender which affects financial transactions entered into by Lender similar to the transactions contemplated by this Credit Agreement, or imposes on Lender any other condition affecting the maintaining its Total Revolving Commitment; or

    (b) subjects Lender to, or causes the termination or reduction of a previously granted exemption with respect to, any Taxes with respect to maintaining its Total Revolving Commitment;

and the result of any of the foregoing events is to increase the cost to Lender of maintaining the Total Revolving Commitment or to reduce the amount of any sums received or receivable by it under this Credit Agreement or any other Loan Document, or to reduce the rate of return on Lender's equity in connection with this Credit Agreement, as the case may be, then, in any such case, Borrower shall, within five (5) days of demand by Lender pay such additional amount or amounts as will compensate Lender for any such additional cost, reduced benefit, reduced amount received or reduced rate of return. Lender shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid such additional cost, reduced benefit, reduced amount received or reduced rate of return; provided, however, that the failure of Lender to take any action shall not limit or otherwise affect the obligations of Borrower under this SECTION 3.4. If Lender sustains or incurs any additional

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 18
cost, reduced benefit, reduced amount received or reduced rate of return, its demand for payment pursuant to this SECTION 3.4 shall include a written statement of the nature and amounts thereof, which statement shall be presumed correct and prima facie evidence of the amounts thereof. Lender will exercise reasonable efforts to provide such statement promptly after learning of the basis therefore, but the failure of Lender to act promptly shall not limit or otherwise affect the obligations of Borrower under this
SECTION 3.4.

    SECTION 3.5.   PREPAYMENTS OF ADVANCES; REDUCTION OF TOTAL REVOLVING
COMMITMENT.

         (a) In the event that the outstanding principal balance of the Revolving Note exceeds the Borrowing Base, Borrower shall immediately make a payment to Lender in an amount sufficient to reduce the outstanding principal balance under the Revolving Note to an amount which would be equal to or less than the Borrowing Base.

         (b) Borrower may terminate the Total Revolving Commitment at any time and from time to time provided that notice of such termination must be received by Lender by 10:00 a.m. Dallas, Texas, time on the first Business Day preceding the effective date of such termination; provided, that upon termination of the Total Revolving Commitment, any amounts outstanding under any AGF Note shall be due and payable in full.

         (c) Borrower shall be entitled to reduce the Total Revolving Commitment provided that Borrower prepays an amount sufficient to reduce the outstanding principal balance under the Revolving Note to an amount equal to or less than the reduced amount of the Total Revolving Commitment. Any such reduction shall be in a minimum amount of at least One Million and No/100 Dollars ($1,000,000.00), and in whole multiples of One Million and No/100 Dollars ($1,000,000.00) thereafter; provided, that Borrower may not reduce the Total Revolving Commitment below $2,000,000 unless Borrower has elected to terminate the Total Revolving Commitment in full. Borrower shall also pay to Lender any Consequential Losses incurred by Lender as a result of such reduction in the Total Revolving Commitment.

         (d) If Borrower shall prepay any LIBOR Rate Portion prior to the expiration of its applicable Interest Period, Borrower shall pay Lender a prepayment fee in an amount equal to the consequential loss (the "CONSEQUENTIAL LOSS") incurred by Lender as a result of any such prepayment, such Consequential Loss to be an amount equal to any losses, costs or expenses incurred by Lender by virtue of such prepayment, which such loss, cost or expense shall include that which Lender may sustain or incur in liquidating or employing deposits from Lender or third parties acquired to effect, fund or maintain any such LIBOR Rate Portion. Such loss or expense shall include, without limitation, (i) any expense or penalty incurred by Lender in redepositing such principal amount, plus (ii) any "breakage" fees that Lender is required to pay by reason of the early breakage of any customary LIBOR or other contract entered into by Lender in connection with providing funds for such LIBOR Rate Portion. Any prepayment fee required to be paid by Borrower pursuant to this SECTION 3.5 or any other provisions of this Credit Agreement or of the other Loan Documents in connection with the prepayment of any LIBOR Rate Portion shall be due and payable whether such prepayment is being made voluntarily or involuntarily, including, without limitation,

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 19
as a result of an acceleration of sums due under LIBOR Rate Portions or any part thereof due to an Event of Default.

                                  ARTICLE IV

                COLLATERAL FOR THE TOTAL REVOLVING COMMITMENT
                              AND THE TERM LOAN

    SECTION 4.1. SECURITY. The Total Revolving Commitment, the Term Loan, the Revolving Note and the Term Note shall be secured by (a) a first priority security interest in all of the inventory, accounts, equipment (including, without limitation, the Existing Equipment) and other personal property of Borrower, and (b) the joint and several guaranty of payment of the Obligations made by each Subsidiary of Borrower.

    SECTION 4.2. DOCUMENTATION. In order to evidence the security for the Obligations set forth in SECTION 4.1, Borrower shall:

    (a) execute and deliver to Lender the Security Agreement, pursuant to which Borrower shall grant to Lender a first priority security interest in all of the personal property of Borrower;

    (b) execute and deliver all necessary financing statements and such other documents, instruments and agreements as Lender shall deem reasonably necessary or appropriate to create and perfect in favor of Lender a first and prior Lien in and to all of the personal property of Borrower; and

    (c)  cause each Guarantor to execute and deliver a Guaranty.

    SECTION 4.3.   SECURITY AGREEMENT AS SECURITY FOR THE TERM LOAN.
Borrower and Lender each acknowledge and agree that the term Obligations as defined in the Security Agreement includes the Term Loan and that the Term Loan is secured by the Security Agreement. At the time when the Security Agreement was executed by Borrower, Lender and Borrower contemplated that (i) Lender would make additional loans to Borrower, and (ii) such loans would be secured by the Security Agreement. Lender and Borrower agree that the Term Loan is such a Loan.

                                  ARTICLE V

                       CONDITIONS PRECEDENT TO ADVANCES

    The obligation of Lender to make an Advance hereunder is subject to the satisfaction of the following conditions:

    SECTION 5.1.   ALL ADVANCES.  In the case of each Advance:

    (a)  timely receipt by Lender of a Request for Advance;

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 20

    (b) immediately before and after giving effect to such Advance, no Default shall have occurred and be continuing and the making of any Advance shall not cause a Default;

    (c) the representations and warranties contained in this Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance subject to any changes in such representations and warranties not prohibited in this Credit Agreement, except that all representations and warranties that speak as of a particular date shall only be required on the date of each such Advance to be true and correct in all material respects as of the date to which such representation or warranty speaks and not as of any subsequent date; and

    (d) a written certificate of Borrower as of the date of such Advance as to (i) the solvency of Borrower (determined in accordance with SECTION 6.5(b)) and (ii) the intended use of the proceeds of such Advance.

    Each Advance hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in SECTIONS 5.1(b) AND (c).

    SECTION 5.2.   CLOSING DATE.  On or before the Closing Date:

    (a)  satisfaction of all conditions contained in SECTION 5.1;

    (b) receipt by Lender of this Credit Agreement, duly executed by Borrower;

    (c)  receipt by Lender of the Term Note, duly executed by Borrower;

    (d) receipt by Lender of an opinion of counsel for Borrower, favorably opining as to the due organization and existence of Borrower, the enforceability of each of the Loan Documents and otherwise being in form and substance satisfactory to Lender; and

    (e) receipt by Lender of all resolutions, certificates or documents it may request relating to the existence of Borrower, the corporate authority for the execution and validity of this Credit Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to Lender.

    The documents, certificates and opinions referred to in this SECTION 5.2 shall be delivered to Lender no later than the Closing Date. The certificates, opinions and documents referred to in this SECTION 5.2 shall, where Lender deems appropriate, be dated the Closing Date.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 21

    Borrower represents and warrants that:

    SECTION 6.1. USE OF PROCEEDS. Borrower will use the proceeds of the Advances for the purposes set forth in SECTION 2.1 hereof. Borrower will not, directly or indirectly, use any of the proceeds of the Advances for the purpose of purchasing or carrying, or retiring any Debt which was originally incurred to purchase or carry, any "margin stock" as defined in the Margin Regulations, or to purchase or carry any "security that is publicly-held" within the meaning of Regulation T of the Board of Governors of the Federal Reserve System, or otherwise take or permit any action which would involve a violation of such Margin Regulations or any other regulation of such Board of Governors. The Advances are not secured, directly or indirectly, in whole or in part, by collateral that includes any "margin stock" within the meaning of the Margin Regulations. Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of the Margin Regulations.

    SECTION 6.2. CORPORATE EXISTENCE AND POWER. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization, and has all power and authority necessary to carry on its business as now conducted.

    SECTION 6.3. CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents by Borrower are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, the Margin Regulations) or of the articles of incorporation or bylaws of Borrower or of any material judgment, injunction, order, decree or material agreement binding upon Borrower or its assets, or result in the creation or imposition of any Lien on any asset of Borrower, except as contemplated thereby.

    SECTION 6.4. BINDING EFFECT. This Credit Agreement constitutes a valid and binding agreement of Borrower. The Note and each other Loan Document when executed and delivered in accordance with this Credit Agreement, will constitute a valid and binding obligation of Borrower, each enforceable in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

    SECTION 6.5.   FINANCIAL INFORMATION.

         (a) The current financial statements of Borrower and all the other financial reports and information of Borrower that have been delivered to Lender are true and correct in all material respects as of the date of such current financial statements and other reports and information.

         (b) Except as disclosed in writing to Lender prior to the Closing Date, since the later of March 31, 1997, or the date of the most recent quarterly financial statements delivered to Lender, there has been no material adverse change in the business, financial position or results of

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 22
operations of Borrower; and, there exists no condition, event or occurrence that could reasonably be expected to have a Material Adverse Effect on Borrower.

    SECTION 6.5. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting Borrower before any court or arbitrator, any governmental body, agency or official which could reasonably be anticipated to have a Material Adverse Effect on Borrower, or which could in any manner draw into question the validity of the Loan Documents.

    SECTION 6.7. TAXES AND FILING OF TAX RETURNS. Borrower has filed all tax returns required to have been filed and has paid or has made adequate provision for payment of all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by Borrower, to the extent the same have become due and payable. Borrower has no knowledge of any proposed Tax assessment against it other than customary ad valorem taxes or other Taxes to become due in the normal course of business, and Borrower has made adequate provisions for all Tax liabilities. No income tax liability of Borrower has been asserted by the Internal Revenue Service for Taxes in excess of those already paid.

    SECTION 6.8. BUSINESS; COMPLIANCE. Borrower has performed and abided by all obligations required to be performed by it under all agreements to which it is a party, if its failure to so perform would have a Material Adverse Effect.

    SECTION 6.9. LICENSES, PERMITS, ETC. Borrower possesses such valid franchises, certificates, licenses, permits, consents, authorizations, exemptions and orders of tribunals as are necessary to carry on its business as now being conducted and as proposed to be conducted, and which if not possessed by Borrower would have a Material Adverse Effect.

    SECTION 6.10. COMPLIANCE WITH LAW. The business and operations of Borrower have been and are being conducted in accordance with all applicable laws, rules and regulations of all tribunals, other than violations which could not (either individually or collectively) have a Material Adverse Effect.

    SECTION 6.11. FULL DISCLOSURE. No written information heretofore furnished by Borrower or, to the knowledge of Borrower, on behalf of Borrower to Lender for the purposes of this Credit Agreement or any transaction contemplated hereby, contained and no written information hereafter furnished by Borrower to Lender for purposes of this Credit Agreement or any transaction contemplated hereby will contain, any untrue statement of a material fact or omit a material fact necessary to make the statements therein not materially misleading in light of the facts and circumstances existing at the time.

    SECTION 6.12. FISCAL YEAR. Borrower's fiscal year ends on June 30th of each year.

    SECTION 6.13. ENVIRONMENTAL MATTERS. Except as otherwise disclosed to Lender, Borrower (i) does not know of any environmental condition or circumstance, such as the presence of any hazardous substance (as defined in SECTION 6.12), adversely affecting the properties or

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 23
operation of Borrower, (ii) has not received any report of a violation by Borrower of any Applicable Environmental Law, or (iii) do not know that Borrower is under any obligation to remedy any violation of any Applicable Environmental Law.

    SECTION 6.14. SUBSIDIARIES. Borrower has no Subsidiaries other than those set forth in SCHEDULE III attached hereto. Borrower's ownership percentages in such Subsidiaries is as set forth in SCHEDULE III.

    SECTION 6.15.  ERISA.

         (a) Each Employee Plan has been maintained and administered in substantial compliance with the applicable requirements of the Code and ERISA except to the extent that the failure to have done so would not have a Material Adverse Effect on Borrower. No circumstances exist with respect to any Employee Plan that could have a Material Adverse Effect on Borrower.

         (b) With respect to each Pension Plan, (i) no accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, exists; (ii) the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing assumptions) does not exceed the current value of plan assets allocable to such benefits by a material amount; (iii) no reportable event (within the meaning of Section 4043 of ERISA) other than purchases and sales of securities from a plan trustee as reported in the audited financial statements of such plan has occurred; (iv) no uncorrected prohibited transactions (within the meaning of Section 4975 of the Code) exist; (v) to the extent such plan is covered by PBGC, no material liability to the PBGC exists and no circumstances exist that could reasonably be expected to result in any such liability; and (vi) no material withdrawal liability (within the meaning of Section 4201(a) of ERISA) exists and no circumstances exist that could reasonably be expected to result in any such liability; except, with respect to each of the foregoing clauses in this subparagraph (b), where such existence, excess or occurrence, as applicable, does not have and could not have a Material Adverse Effect on Borrower.

         (c) As of the date hereof, Borrower has no obligation under any Employee Plan to provide post-employment health care benefits to any of its current or former employees that could have a Material Adverse Effect on Borrower, except as may be required by Section 4980B of the Code.

                                 ARTICLE VII

                                  COVENANTS

    Borrower agrees that so long as Lender has any obligation under ARTICLE II hereof or any amount payable under the Note remains unpaid:

    SECTION 7.1. INFORMATION. Borrower will deliver, or cause to be delivered, to Lender:

AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 24

    (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, an audited balance sheet of Borrower as of the end of such fiscal year and the related audited statements of income and changes in cash flow for such fiscal year, all reported by Borrower in accordance with GAAP, and audited by an independent public accountant acceptable to Lender;

    (b) as soon as available and in any event within forty-five (45) days after the end of each quarter in each fiscal year of Borrower, an unaudited balance sheet of Borrower as of the end of such quarter and the related unaudited statements of income and cash flow for such quarter, all reported by Borrower in accordance with GAAP, subject to year-end audit adjustment;

    (c) simultaneously with the delivery of each set of financial statements referred to in SECTIONS 7.1(a) AND (b), a Compliance Certificate of Borrower as to compliance with the financial covenants contained in SECTIONS 7.2 signed by an Authorized Officer of Borrower;

    (d) as soon as available and in any event within thirty (30) days after the end of each calendar month, (i) a Borrowing Base Certificate, dated as of the last day of the immediately preceding month, (ii) a report showing, as of such date, the Accounts of Borrower and the Eligible Accounts (the "ACCOUNTS RECEIVABLE REPORT") in such detail as shall be acceptable to Lender and the aging of all of such Accounts in categories of current, thirty (30) days past due, sixty-one (61) or more days past due and ninety (90) or more days past due, and (iii) a report showing, as of such date, the inventory of Borrower and the Eligible Inventory (the "INVENTORY REPORT") in such detail as shall be acceptable to Lender (each such report shall be certified as being complete and correct in all material respect by the chief financial officer of Borrower or another authorized officer or representative of such party reasonably acceptable to Lender);

    (e) as soon as available, any and all public filings and any reports or other information delivered to Borrower's shareholders generally as such; and

    (f) from time to time such additional financial statements and financial information regarding the financial position or business of Borrower as Lender may reasonably request.

    SECTION 7.2.   FINANCIAL COVENANTS.  Borrower covenants and agrees that:

    (a) MINIMUM TANGIBLE NET WORTH. In no event shall Borrower permit its Tangible Net Worth to be less than the sum of (i) $3,200,000.00, plus (ii) the proceeds from any equity offering by Borrower, plus (iii) as of the end of each fiscal quarter commencing with September 30, 1997, the product of (A) fifty percent (50%) times (B) the net income of Borrower for the immediately preceding fiscal quarter; provided, that in no case shall such sum be less than the minimum Tangible Net Worth calculated hereunder for the previous quarter.

    (b) DEBT TO WORTH RATIO. In no event shall Borrower permit the ratio of its Debt to Tangible Net Worth to be in excess of 1.65 to 1.


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 25

    (c) FIXED CHARGE RATIO. In no event shall Borrower permit its Fixed Charge Ratio to be less than 1.25 to 1.

    (d) CURRENT RATIO. In no event shall Borrower permit its Current Ratio to be less than 1.15 to 1.

    (e) RESTRICTION ON DISTRIBUTIONS. Borrower shall not declare, make or incur any liability to make any Distribution.

    SECTION 7.3. CONSOLIDATIONS, MERGERS, SALES OF ASSETS, AND MAINTENANCE. Neither Borrower nor any Subsidiary of Borrower will (a) consolidate or merge with or into any other Person unless immediately following such consolidation or merger no Default will have occurred and Borrower is the surviving entity, (b) sell, lease, abandon or otherwise transfer all or any material part of Borrower's or any Subsidiary's assets to any other Person except in the ordinary course of business, (c) terminate, or fail to maintain, its existence, or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the failure to maintain its good standing or qualification to transact business could reasonably be expected to have a Material Adverse Effect.

    SECTION 7.4. USE OF PROCEEDS. Borrower will use the proceeds of the Advances solely for the purposes represented in this Credit Agreement and shall not use such proceeds, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock and none of such proceeds will be used in violation of applicable law (including, without limitation, the Margin Regulations).

    SECTION 7.5. RIGHT OF INSPECTION; RIGHT OF AUDIT. Borrower will permit any officer, employee or agent of Lender, upon reasonable notice (a) to visit and inspect any of the assets of Borrower and each Subsidiary, (b) to examine Borrower's and each Subsidiary's books of record and accounts and take copies and extracts therefrom, (c) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with Borrower's and each Subsidiary's officers, accountants and auditors, and (d) to conduct or have conducted at Lender's expense an audit of Borrower's inventory and accounts receivable.

    SECTION 7.6. LIMITATION ON DEBT. Neither Borrower nor any Subsidiary shall incur any Debt, except for (a) the Obligations, (b) trade payables or trade letters of credit incurred in the ordinary course of business, (c) the Debt described on SCHEDULE I attached hereto and any refinancings or extensions of such Debt so long as the amount of any such Debt is not increased by any such refinancing or extension, (d) purchase money Debt, (e) capital lease obligations, and (f) Debt between and among Borrower and its Subsidiaries (subject, however to the limitation contained in SECTION 7.15).

    SECTION 7.7. LIMITATION ON SALE OF PROPERTIES. Neither Borrower nor any Subsidiary shall sell, assign, convey, exchange, lease or otherwise dispose of any of its properties, rights, assets or business, whether now owned or hereafter acquired, except (a) in the ordinary course of its


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 26
business, and (b) obsolete or worn out property, or equipment sold in contemplation of the acquisition of replacement equipment of at least equal value or utility.

    SECTION 7.8. LIMITATIONS ON LIENS. Neither Borrower nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its assets other than Liens existing as of the Closing Date and described in SCHEDULE II and Permitted Liens.

    SECTION 7.9. MAINTENANCE OF INSURANCE. Borrower and each Subsidiary will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated including, without limitation, the following: (a) worker's compensation insurance; (b) employer's liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which Borrower or any Subsidiary might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another's property; (d) insurance against loss or damage by fire, lightning, hail, tornado, explosion and other similar risk; (e) comprehensive automobile liability insurance, and
(f) business interruption insurance; PROVIDED that any worker's compensation, similar insurance required by applicable law. Borrower shall deliver to Lender each insurance policy or certificates evidencing the policies carried by Borrower or any Subsidiary which show, among other things, the name of the insurer, the amount of coverage, the risks insured against, and such other related information as Lender may reasonably request.

    SECTION 7.10. PAYMENT OF TAXES AND CLAIMS. Borrower and each Subsidiary will pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, businesses, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower or any Subsidiary are subject to levy or execution, (ii) Borrower or the applicable Subsidiary, as required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto, and (iii) Borrower has notified Lender of such circumstances, in detail reasonably satisfactory to Lender.

    SECTION 7.11. COMPLIANCE WITH LAWS AND DOCUMENTS. Neither Borrower nor any Subsidiary will directly or indirectly, violate the provisions of any laws, its organizational documents or any agreement to which it is a party, if such violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

    SECTION 7.12. ENVIRONMENTAL LAW COMPLIANCE AND INDEMNITY. Borrower and each Subsidiary agree to promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up measures necessary for it to comply with Applicable Environmental Laws affecting it. Borrower hereby indemnifies and agrees to defend and hold Lender and its successors and assigns harmless from and against any and all claims, demands, causes of action, loss,


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 27
damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender at any time and from time to time including, without limitation, those asserted or arising subsequent to the payment or other satisfaction of the Note, by reason of, arising out of or related in any way to Lender's entering into this Credit Agreement and the transactions herein contemplated, INCLUDING MATTERS ARISING OUT OF THE ORDINARY NEGLIGENCE OF LENDER (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE OR OTHERWISE), BUT EXCLUDING MATTERS ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER. It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence. The terms "HAZARDOUS SUBSTANCE" and "RELEASE" shall have the meanings specified in the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), and the terms "SOLID WASTE" and "DISPOSED" shall have the meanings specified in the Resource Conservation and Recovery Act of 1976 ("RCRA"); provided, to the extent that any other applicable laws of the United States of America or political subdivision thereof establish a meaning for "hazardous substance," "release," "solid waste," or "disposed" which is broader than that specified in either SARA or RCRA, such broader meaning shall apply. As used in this Credit Agreement, "APPLICABLE ENVIRONMENTAL LAW" shall mean and include the singular, and "APPLICABLE ENVIRONMENTAL LAWS" shall mean and include the collective aggregate of the following: Any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting Borrower pertaining to health, safety or the environment, including, without limitation, all applicable flood disaster laws and health, safety and environmental laws and regulations pertaining to health, safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act, the Texas Water Code, the Texas Solid Waste Disposal Act, the Texas Workers' Compensation Laws, and any federal, state or municipal laws, ordinances, regulations or law which may now or hereafter require removal of asbestos or other hazardous wastes from any property of Borrower or any Subsidiary or impose any liability on Lender related to asbestos or other hazardous wastes in any property of Borrower or any Subsidiary. The provisions of this SECTION 7.12 shall survive the repayment of the Note. In the event of the transfer of the Note or any portion thereof, Lender or any prior holder of the Note and any participants shall continue to be benefitted by this indemnity and agreement with respect to the period of such holding of the Note.

    SECTION 7.13. ADDITIONAL DOCUMENTS. Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the judgment of Lender may be required to better effectuate the transactions contemplated herein.

    SECTION 7.14. QUANTITY OF DOCUMENTS. All certificates, opinions, reports and documents to be delivered from time to time hereunder shall be in such number of counterparts as Lender may reasonably request.


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 28

    SECTION 7.15. INVESTMENTS. Neither Borrower nor any Subsidiary will, directly or indirectly, make any loans, advances, extensions of credit, guarantees in favor of or capital contributions to, make any investment in, purchase any stock or securities of, or interests in, any Person, or incur Debt to finance the acquisition of any Person or all or a material part of the assets of any Person, except (a) investments by Borrower in, or Debt funded by Borrower to, any Subsidiary listed in SCHEDULE III attached hereto, which investment and Debt shall be limited, however, to an aggregate amount equal to the investments and Debt existing as of the Closing Date plus $250,000.00, (b) investments in Cash Equivalents, (c) travel advances to employees of Borrower or any Subsidiary not to exceed $20,000.00 in the aggregate, and (d) accounts receivable incurred in the ordinary course of business.

    SECTION 7.16. TRANSACTIONS WITH AFFILIATES. Except with respect to a transaction permitted under SECTION 7.3, 7.6, AND 7.15, Borrower will not engage in any material transaction with an Affiliate unless such transaction is as reasonably favorable to Borrower as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

    SECTION 7.17. FISCAL YEAR. Neither Borrower nor any Subsidiary will change its fiscal year.

    SECTION 7.18.  ERISA.

         (a) Borrower shall, and shall cause each member of its Controlled Group (as that term is defined in the Code) to, maintain and administer any Employee Plan in accordance with the applicable requirements of the Code and ERISA except to the extent that the failure to do so would not have a Material Adverse Effect on Borrower. Borrower shall not permit or suffer to exist any circumstances with respect to any Employee Plan that could have a Material Adverse Effect on Borrower.

         (b) With respect to any Pension Plan, Borrower shall not (i) permit any accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, to exist; (ii) permit the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing actuarial assumptions) to exceed the current value of plan assets allocable to such benefits by a material amount; (iii) permit any reportable event (within the meaning of Section 4043 of ERISA) to occur, other than purchases and sales of securities from a plan trustee as reported in the audited financial statements of such plan;
(iv) permit a prohibited transaction (within the meaning of Section 4975 of the Code) to occur; (v) incur any material liability to the PBGC; or (vi) incur any material withdrawal liability (within the meaning of Section 4201(a) of ERISA); except, with respect to each of the foregoing clauses in this subparagraph (b), where such existence, excess or occurrence, as applicable, does not have or could not have a Material Adverse Effect on Borrower.

         (c) Borrower shall not incur a material obligation to provide post-employment health care benefits to any of its current or former employees that could have a Material Adverse


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 29

Effect on Borrower, except as may be required by Section 4980B of the Code or otherwise required by law.

    SECTION 7.19. CHANGES IN MANAGEMENT. Borrower shall not voluntarily change its chief executive officer, chief financial officer or president without the prior written consent of Lender.

    SECTION 7.20. REPURCHASE OF STOCK. Borrower shall not purchase any of its own stock without the prior written consent of Lender, except to the extent any holder of any stock options may choose to pay for shares by tendering shares.

    SECTION 7.21. ADDITIONAL SUBSIDIARIES. Borrower shall not create, purchase or otherwise establish any additional Subsidiary without the prior written consent of Lender. Borrower acknowledges and agrees that if any such additional Subsidiary is created, purchased or otherwise established, such Subsidiary shall become a Guarantor hereunder.


                                     ARTICLE VIII

                                DEFAULTS AND REMEDIES

    SECTION 8.1. EVENTS OF DEFAULT. If one or more of the following events (collectively "EVENTS OF DEFAULT" and individually an "EVENT OF DEFAULT") shall have occurred and be continuing:

    (a) Borrower shall fail to pay when due any principal of or interest on either Note or any monetary amount due under this Credit Agreement or any other Loan Document and such failure continues for ten (10) days after written notice thereof has been given to Borrower by Lender;

    (b) any covenant, agreement or condition contained in this Credit Agreement or in any other Loan Document is not fully and timely performed, observed or kept in all material respects, and the continuation of such failure for twenty (20) days after written notice thereof has been given to Borrower by Lender;

    (c) any representation, warranty, certification or statement made or deemed to have been made by Borrower in this Credit Agreement or by Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Credit Agreement, including, without limitation, any other Loan Document, shall prove to have been incorrect in any material respect when made;

    (d) any event or condition shall occur and continue unremedied or unwaived for a period beyond any applicable cure period provided pursuant to the terms of any Debt of Borrower in excess of $100,000.00, which entitles (or, with the giving of notice or lapse of time or both, would entitle) the holder of any such Debt to accelerate the maturity thereof;

    (e) Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 30
other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

    (f) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower under the federal bankruptcy laws as now or hereafter in effect;

    (g) one (1) or more final judgments or orders for the payment of money in an aggregate amount outstanding at any time in excess of $100,000 shall be rendered against Borrower and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

    (h) one (1) or more judgments or orders for the payment of money shall be rendered against Borrower, whether or not otherwise bonded or stayed, which has a Material Adverse Effect;

    (i) the sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in Borrower (if any such entity is not a natural person but is a corporation, partnership, trust or other legal entity), without the prior written consent of Lender, except for Permitted Dispositions; or

    (j) the occurrence of a default or an event of default under the AGF Credit Agreement or any AGF Note;

then, and in every such event, Lender may without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (w) terminate the Total Revolving Commitment and it shall thereupon terminate, and (x) take such other actions as may be permitted by the Loan Documents including, declaring the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable; PROVIDED THAT in the case of any of the Events of Default specified in
SECTION 8.1(e) or (f), without any notice to Borrower or any other act by Lender, the Total Revolving Commitment shall thereupon terminate and the Note (together with accrued interest thereon) shall become immediately due and payable.

    Nothing herein or in any other Loan Document shall operate or be construed to add on or make cumulative any cure or grace periods specified in any of the Loan Documents.


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 31

                                  ARTICLE IX

                                MISCELLANEOUS

    SECTION 9.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing), except for any telephone notices as specifically provided for herein, may be personally served or sent by telecopier, mail or the express mail service of the United States Postal Service, Federal Express or other equivalent overnight or expedited delivery service, and (a) if given by personal service or telecopier (confirmed by telephone), it shall be deemed to have been given upon receipt; (b) if sent by telecopier without telephone confirmation, it shall be deemed to have been given twenty-four (24) hours after being given; (c) if sent by mail, it shall be deemed to have been given upon the earlier of (i) actual receipt, or (ii) three (3) Business Days after deposit in a depository of the United States Postal Service, first class mail, postage prepaid; (d) if sent by Federal Express, the express mail service of the United States Postal Service or other equivalent overnight or expedited delivery service, it shall be deemed given upon the earlier of (i) actual receipt or (ii) twenty-four (24) hours after delivery to such overnight or expedited delivery service, delivery charges prepaid, and properly addressed to Borrower or Lender; provided that notices to Lender under ARTICLE II and ARTICLE VIII shall not be effective until received. For purposes hereof, the address of the parties to this Credit Agreement shall be as set forth on the signature page of this Credit Agreement. Any party may, by proper written notice hereunder to the other parties, change the address to which notices shall thereafter be sent to it. The provisions of this
SECTION 9.1 shall control over any conflicting contractual notice provisions contained in the Loan Documents.

    SECTION 9.2. NO WAIVERS. No failure or delay by Lender in exercising any right, power or privilege hereunder or under the Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Loan Documents.

    SECTION 9.3. EXPENSES; INDEMNIFICATION. (a) Borrower shall pay all out-of-pocket expenses of Lender, including all fees and disbursements of counsel for Lender, in connection with the preparation of this Credit Agreement, the other Loan Documents, and, if applicable, the recordation of the Loan Documents (provided, that Lender has agreed to pay $4,000 of the aggregate fees of its counsel in connection with the documentation of all loans to Borrower by Lender), any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and, if an Event of Default occurs, Borrower shall pay all out-of-pocket expenses incurred by Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Lender in connection therewith.

AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 32

    (b) Borrower agrees to indemnify Lender and hold Lender harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, all fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding, whether or not Lender shall be designated a party thereto) which may be incurred by Lender, relating to or arising out of this Credit Agreement or any actual or proposed use of proceeds of Advances hereunder; PROVIDED THAT LENDER SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE INTENTION HEREBY THAT LENDER SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE OR OTHERWISE).

    SECTION 9.4. RIGHT OF SET-OFF. (a) Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Credit Agreement and the Note held by Lender, irrespective of whether or not Lender shall have made any demand under this Credit Agreement or the Note, unless such demand is required by the other terms of this Credit Agreement or the Note. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this SECTION 9.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

    (b) Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

    SECTION 9.5. AMENDMENTS AND WAIVERS. Any provision of this Credit Agreement, the Note or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

    SECTION 9.6. SURVIVAL. All representations, warranties and covenants made by Borrower herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of such Loan Documents or the extension of the Advances (or any part thereof), regardless of any investigation made by or on behalf of Lender, but shall terminate upon payment in full of the Obligations and the termination of any obligation of Lender to make any future Advances.

    SECTION 9.7. LIMITATION ON INTEREST. Regardless of any provision contained in the Loan Documents, Lender shall never be entitled to receive, collect, or apply, as interest on the Advances, any amount in excess of the Maximum Lawful Rate, and in the event Lender ever receives, collects or applies as interest any such excess, such amount which would be deemed


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 33
excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Advances are paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Lender shall, to the extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Note; PROVIDED, HOWEVER, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Lender shall refund to Borrower the amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

    SECTION 9.8. INVALID PROVISIONS. If any provision of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

    SECTION 9.9. CONFLICT OF TERMS. The provisions of the other Loan Documents and any Schedule or Exhibit hereto are incorporated in this Credit Agreement for all purposes by this reference thereto. Except as otherwise provided in this Credit Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provision of this Credit Agreement, if any provision contained in this Credit Agreement is in conflict with, or inconsistent with, any provision in the other Loan Documents the provision contained in this Credit Agreement shall govern and control.

    SECTION 9.10. REVOLVING LOAN. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 shall not govern or in any manner apply to the Advances.

    SECTION 9.11. SUCCESSORS AND ASSIGNS. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights under this Credit Agreement. Lender may assign or participate all or any part of its interest in the Total Revolving Commitment or the Term Loan. Lender shall notify Borrower of any assignments or participations by Lender of any of its interest in the Total Revolving Commitment or the Term Loan.


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 34

    SECTION 9.12. TEXAS LAW. THIS CREDIT AGREEMENT, THE NOTE AND ALL OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

    SECTION 9.13. COUNTERPARTS; EFFECTIVENESS. This Credit Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Credit Agreement shall become effective when Lender shall have received counterparts hereof signed by all of the parties hereto.

    SECTION 9.14. NO THIRD PARTY BENEFICIARIES. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than transferees or assignees of all or any part of Lender's interest hereunder.

    SECTION 9.15. ENTIRE AGREEMENT. This Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Advances and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. Borrower hereby acknowledges that, except as incorporated in writing in the Loan Documents, there are not, and were not, and no Persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

    SECTION 9.16. AMENDMENT AND RESTATEMENT. This Credit Agreement amends and restates, but does not extinguish or constitute a novation of, the Existing
Credit Agreement.   None of the execution, delivery, and performance of any
other documents executed in connection with this Credit Agreement, including but not limited to execution of the Term Note, shall constitute a novation of any indebtedness already existing, including, without limitation, that indebtedness which is evidenced by the Revolving Note.

    THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


AMENDED AND RESTATED CREDIT AGREEMENT                                 Page 35

    IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.


                                       BORROWER:


IWL Communications, Inc.               IWL COMMUNICATIONS, INC., a
12000 Aerospace Avenue                 Texas corporation
Suite 200
Houston, Texas 77034                   By:      /s/ Richard H. Roberson
Attn: Chief Financial Officer             -----------------------------------
                                       Name:      Richard H. Roberson
                                             --------------------------------
                                       Title:             CFO
                                             --------------------------------



                                       LENDER:


1717 Main  Street                      BANK ONE, TEXAS, N.A., a
3rd Floor                              national banking association
Dallas, Texas  75201
Attn:  Mark Wade,                      By:          /s/ Mark Wade
       Vice President                      ----------------------------------
                                               Mark Wade, Vice President








AMENDED AND RESTATED CREDIT AGREEMENT                                  Page 36

                                      EXHIBIT A


                               REQUEST FOR ADVANCE FORM


TO:      Bank One, Texas, N.A.
         1717 Main Street, 3rd Floor
         Dallas, Texas 75201
         Attention: Mark Wade

DATE:                        , 19
     ------------------------    ---

Ladies & Gentlemen:

    The undersigned ____________________, _________________ of IWL
COMMUNICATIONS, INC., a Texas corporation ("BORROWER"), hereby delivers this certificate pursuant to that certain Amended and Restated Credit Agreement (the "CREDIT AGREEMENT") dated August __, 1997, between Borrower and Bank One, Texas, N.A. ("LENDER"). All terms defined in the Credit Agreement shall have the same meaning herein. Borrower hereby requests a Advance in accordance with the Credit Agreement.

    In connection with the foregoing and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that to the best of his or her knowledge:

       (a) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same force and effect on and as of the date hereof as though made on the date hereof.

       (b) Immediately before and after giving effect to the Advance requested herein, no Default has occurred and is continuing and the making of such Advance shall not cause a Default.

       (c) The amount of the Advance made or to be made pursuant to this request does not exceed the difference between (i) the lesser of (1) Total Revolving Commitment and (2) the Borrowing Base, minus (ii) the total outstanding amount of the Advances.

       (d) All information supplied below is true, correct, and complete as of the date hereof.




                             ADVANCE REQUEST INFORMATION


EXHIBIT A TO AMENDED AND RESTATED CREDIT AGREEMENT (REQUEST FOR ADVANCE)  Page 1

    (1)  Total Revolving Commitment
         ("TRC") $5,000,000.00

    (2)  Aggregate Outstanding principal
         amount of Advances ("LOANS")  $
                                         ----------

    (3)  Borrowing Base ("BB")         $
                                         ----------

    (4)  Lesser of TRC and BB          $
                                         ----------

    (5)  Net availability of credit:
         [(4) - (Loans)]               $
                                         ----------

    (6)  Amount of Advance requested   $
                                         ----------

    (7)  Date of requested Advance                 , 19
                                   ----------------    ---


                             BORROWER:

                             IWL COMMUNICATIONS, INC.

                             By:
                                 --------------------------------------
                             Name:
                                 --------------------------------------
                             Title:
                                 --------------------------------------






EXHIBIT A TO AMENDED AND RESTATED CREDIT AGREEMENT (REQUEST FOR ADVANCE)  Page 2

                                  EXHIBIT B



              BORROWING BASE REPORT AND COMPLIANCE CERTIFICATE


     The undersigned hereby certifies that he/she is the duly elected Chief Financial Officer of IWL COMMUNICATIONS, INC., a Texas corporation ("BORROWER") and that he/she is authorized to execute this Certificate on behalf of Borrower in connection with that certain Amended and Restated Credit Agreement, dated as of August __, 1997, (as amended from time to time, the "CREDIT AGREEMENT"), between Borrower and Lender. All terms used but not defined herein shall have the meanings set forth in the Credit Agreement. This Certificate is submitted on a monthly basis on the thirtieth (30th) day of each month for the period ended _________________, 199__. The undersigned hereby further certifies to the following as of the date set forth below:

     1. The representations and warranties of Borrower under the Credit Agreement are true and complete in all material respects, before and after giving effect to all Advances.

     2.   No event has occurred which constitutes a default.

     3. The outstanding principal amount under the Total Revolving Commitment (giving effect to any Advances being borrowed as of the date hereof) as of the date hereof is $____________.

     4. The Borrowing Base as of the date hereof is $_____________. The Borrowing Base is determined as follows:


      (a)  Total Accounts of Borrower, per the
           attached Accounts Receivable Report    $
                                                    ----------------
      (b)  All Accounts of Borrower that have
           been due and payable for 91 days or
           more from invoice date, per the
           attached Accounts Receivable Report    $
                                                    ----------------
      (c)  All other Accounts of Borrower that
           do not constitute Eligible Accounts    $
                                                    ----------------
      (d)  Eligible Accounts of Borrower (Item
           (a) minus Items (b) and (c))           $
                                                    ----------------
      (e)  Eligible Inventory, per the attached
           Inventory Report                       $
                                                    ----------------
      (f)  80% of Item (d)                        $
                                                    ----------------
      (g)  50% of (e)                             $
                                                    ----------------
           Borrowing Base (sum of Items (f) and
           (g))                                   $
                                                    ----------------
                                                    ----------------


EXHIBIT B TO AMENDED AND RESTATED CREDIT AGREEMENT:
BORROWING BASE CERTIFICATE

     5. As of __________________, 19___ (being the last day of Borrower's most recently ended fiscal quarter) Borrower is in compliance with the financial covenants contained in SECTION 7.2 of the Credit Agreement.

     6. I hereby certify, in my capacity as the Chief Financial Officer of IWL Communications, Inc., that the information set forth herein and on the attachments hereto is true and correct in all material respects to the best of my knowledge and prepared in accordance with GAAP.


     IN WITNESS WHEREOF, I have executed this Certificate as of the ______ day of _________________, 19___.


                              IWL COMMUNICATIONS, INC.


                              By:
                                  -----------------------------------
                                  Print Name:
                                             ------------------------
                                  Print Title:
                                             ------------------------








EXHIBIT B TO AMENDED AND RESTATED CREDIT AGREEMENT:
BORROWING BASE CERTIFICATE

                                      EXHIBIT C



                                COMPLIANCE CERTIFICATE


     The undersigned hereby certifies that he/she is the duly elected Chief Financial Officer of IWL COMMUNICATIONS, INC., a Texas corporation ("BORROWER") and that he/she is authorized to execute this Certificate on behalf of Borrower in connection with that certain Amended and Restated Credit Agreement, dated as of August __, 1997, (as amended from time to time, the "CREDIT AGREEMENT"), between Borrower and Lender. All terms used but not defined herein shall have the meanings set forth in the Credit Agreement. This Certificate is submitted on a monthly basis on the thirtieth (30th) day of each month for the period ended _________________, 199__. The undersigned hereby further certifies to the following as of the date set forth below:

     1. The representations and warranties of Borrower under the Credit Agreement are true and complete in all material respects, before and after giving effect to any Advances or Letters of Credit.

     2.   No event has occurred which constitutes a Default or Event of Default.

     3. As of __________________, 19___ (being the last day of the most recent calendar quarter) Borrower is in compliance with the financial covenants contained in SECTION 7.2 of the Credit Agreement and the following information is true, accurate and complete as of such date:

     (a)  Borrower's Tangible Net Worth is $___________;

     (b) The Debt to Worth Ratio for the immediately preceding four (4) consecutive fiscal quarters is _____________ to 1.00; and

          In calculating the foregoing Debt to Worth Ratio, I have determined the following for the four (4) consecutive fiscal quarters immediately preceding _________________, 19____ (being the last day of Borrower's most recently ended fiscal quarter) in accordance with the provisions of the Credit Agreement, Borrower's aggregate Debt was $_________.

     (c) The Fixed Charge Ratio for the immediately preceding four (4) consecutive fiscal quarters is _____________ to 1.00; and

          In calculating the foregoing Fixed Charge Ratio, I have determined the following for the four (4) consecutive fiscal quarters immediately preceding _________________, 19____ (being the last day of Borrower's most recently ended fiscal quarter) in accordance with the provisions of the Credit Agreement:


             (i)    Borrower's aggregate Interest Expense was
                    $__________________;

EXHIBIT C TO AMENDED AND RESTATED CREDIT AGREEMENT:
(COMPLIANCE CERTIFICATE)                                                 Page 1

            (ii)    Borrower's aggregate Lease Expense was $__________________;
                    and

           (iii)    Borrower's aggregate EBITDA was $________________.


     (b)  The Current Ratio is _____________ to 1.00.

          In calculating the foregoing Current Ratio, I have determined the following as of _________________, 19____ (being the last day of Borrower's most recently ended fiscal quarter) in accordance with the provisions of the Credit Agreement:

             (i) The aggregate amount of all current assets required to be shown as such on the balance sheet of Borrower prepared in accordance with GAAP was $__________________; and

            (ii) The aggregate amount of all current liabilities required to be shown as such on the balance sheet of Borrower prepared in accordance with GAAP was $__________________.

     6. I hereby certify, in my capacity as the Chief Financial Officer of IWL Communications, Inc., that the information set forth herein and on the attachments hereto is true and correct in all material respects to the best of my knowledge and prepared in accordance with GAAP.


     IN WITNESS WHEREOF, I have executed this Certificate as of the ______ day of _________________, 19___.



                              IWL COMMUNICATIONS, INC.


                              By:
                                 -------------------------------------
                                   Print Name:
                                              ------------------------
                                   Print Title:
                                               -----------------------




EXHIBIT C TO AMENDED AND RESTATED CREDIT AGREEMENT:
(COMPLIANCE CERTIFICATE)                                                 Page 2